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                                                                    EXHIBIT 99.1

                                      Contact:    OXIS International, Inc.
                                                  (503) 283-3911




            OXIS INTERNATIONAL PURSUES PRIVATE AND PUBLIC FINANCING

                      CLOSES ONE MILLION INTERIM FINANCING


PORTLAND, ORE. -- OCTOBER 23, 1996 -- OXIS International, Inc. (NASDAQ: OXIS), announced today that it has closed a $1,000,000 private round of financing. The $1,000,000 was raised through convertible notes and warrants placed with two of the company's current major investors. The bridge notes are due in June of 1997 and are initially convertible at market trading prices leading up to the time of the closing. The warrants issued were for 300,000 shares and are initially exercisable at market trading prices at the time of the closing. The conversion rate of the convertible notes and exercise price of the warrants may change under certain circumstances. OXIS expects to complete an additional private round of financing in the next few weeks.

All securities mentioned in this press release (including shares of common stock underlying other securities) have not been registered under the Securities Act of 1933, as amended. The foregoing securities may not be offered and sold in the United States, nor may the warrants be exercised in the United States, absent registration under the Securities Act or an applicable exemption from such registration requirements.

The company further announced that it has engaged a French investment banker to act as its underwriter for a planned entry into the newly opened French stock market, Le Nouveau Marche, through a public offering of its common stock in France, subject to obtaining appropriate authorization from the French stock market regulatory authorities. Le Nouveau Marche is a Paris-based stock exchange that was specifically designed to meet the needs of emerging companies. Funds from these offerings will allow the company to advance its lead compound, BXT-51072, into a Phase II trial for inflammatory bowel disease, early next year assuming successful completion of the current ongoing Phase I trial. The funds will also support advancement of the company's second lead series of lipid soluble antioxidant molecules through preclinical and into clinical development.

Certain of the statements contained in this press release are forward-looking statements that are based on current expectations which involve a number of uncertainties, including the company's ability to complete the additional financing described above, to enter the Le Nouveau Marche stock market and to further advance the company's products. The events described herein may not occur in a timely manner, or at all. Accordingly, the company's future activities may differ materially from those projected in the forward-looking statements.

OXIS International is a drug discovery and development company focused on developing novel therapeutic molecules and supportive technologies to treat diseases associated with damage from free radicals and reactive oxygen species
(ROS). The company is headquartered Portland, Oregon, with research facilities outside Paris, France. Visit OXIS International on the World Wide Web at http://www.oxis.com.